Exhibit 99.1

Akorn Announces Changes to the Company’s Board of Directors

LAKE FOREST, Ill.--(BUSINESS WIRE)--April 30, 2010--Akorn, Inc. (NASDAQ: AKRX) a niche generic pharmaceutical company, today announced that two members of the Company’s Board of Directors, Jerry N. Ellis and Randy J. Wall, have notified the Company that they do not intend to seek re-election at the annual meeting of shareholders on May 21, 2010. They will continue to serve as directors until that date.

The Company’s Board of Directors has nominated Kenneth S. Abramowitz to the Board. Mr. Abramowitz is a co-founder and Managing General Partner of NGN Capital. He joined NGN Capital from The Carlyle Group in New York where he was Managing Director from 2001 to 2003, focused on U.S. buyout opportunities in the healthcare industry. Prior to that, Mr. Abramowitz worked as an Analyst at Sanford C. Bernstein & Company where he covered the medical supply, hospital management and Health Maintenance Organization (HMO) industries for 23 years. Mr. Abramowitz earned a B.A. from Columbia University in 1972 and an M.B.A. from Harvard Business School in 1976. Mr. Abramowitz currently sits on the Board of Directors of EKOS Corporation, OptiScan Biomedical Corporation, MultiPlan Acquisition Holdings, Cerapedics, Inc., Valtech Cardio and Small Bone Innovations, Inc. He previously served as a Director at Option Care, Inc., Sightline Technologies Ltd and Power Medical Interventions, as well as MedPointe and ConnectiCare Holdings, Inc.

Dr. John N. Kapoor, Chairman of Akorn, commented, “I would like to thank both Jerry and Randy for their contributions. We are pleased with Ken’s nomination to the Board of Directors. With his credentials and background, we believe Ken will be a great addition to Akorn’s board and look forward to his contributions.”

About Akorn, Inc.

Akorn, Inc. is a niche pharmaceutical company engaged in the development, manufacture and marketing of multisource and branded pharmaceuticals. Akorn has manufacturing facilities located in Decatur, Illinois and Somerset, New Jersey where the Company manufactures ophthalmic and injectable pharmaceuticals. Additional information is available on the Company’s website at www.akorn.com.

"Safe Harbor" statement under the Private Securities Litigation Reform Act of 1995:

To the extent any statements made in this news release contain information that is not historical; these statements are forward-looking in nature and express the beliefs and expectations of management. Such statements are based on current expectations and involve a number of known and unknown risks and uncertainties that could cause the Company’s future results, performance or achievements to differ significantly from the results, performance or achievements expressed or implied by such forward-looking statements. Such risks and uncertainties include, but are not limited to; ability to timely file periodic reports required by the Exchange Act; ability to maintain an effective system of internal control over financial reporting; ability to sustain profitability and positive cash flows; ability to maintain sufficient capital to fund operations; ability to successfully develop and commercialize pharmaceutical products; the impact of competitive products and pricing; the difficulty of predicting Food and Drug Administration filings and approvals; reliance on key alliance agreements; the availability of raw materials; the regulatory environment; exposure to product liability claims; fluctuations in operating results and other risks described in our Annual Report on Form 10-K for the year ended December 31, 2009. Forward-looking statements speak only as to the date on which they are made, and Akorn Inc. undertakes no obligation to update publicly or revise any forward-looking statement, regardless of whether new information becomes available, future developments occur or otherwise.

CONTACT:
Akorn, Inc.
Tim Dick, Chief Financial Officer
(847) 279-6100